Exhibit 10.1

May 15, 2017

Dear Linda:

On behalf of The ONE Group Hospitality, Inc. (the “Company”), it is our pleasure to offer you the position of Interim Chief Financial Officer. In this role you will cover all duties and responsibilities, including SEC reporting of a CFO of a public company. You will be required to work on the day to day financial matters of the company along with, should the need require, working to assist the company in a sale to strategic or private equity partner.

This letter sets forth the terms and conditions of your employment with the Company. Please review carefully and contact me if you have any questions.

Title:	Interim Chief Financial Officer

Reporting to:	Chief Executive Officer

Start Date:	May 16, 2017

Base Salary:	Your base salary will be at a rate of $6,346.15 weekly ($27,500.00 monthly) less applicable tax and other withholdings. Salary is payable according to the Company’s regular weekly payroll schedule.

Condition:	This term is based on a fixed 6 months duration with a review on or before the 31st August. At that review we will discuss whether you will be considered, or if you want to be considered for the permanent role of CFO for The ONE Group.

Equity Grant:	You will be granted 35,000 restricted shares, based on achievement of certain objectives to be agreed upon and accelerated on a change in control.

Benefits:	As ONE Group salaried employee, you are eligible for the current, standard company health, life, disability, dental and vision coverage will be available on the 1st of the month following 60 days of employment. In addition to information below, we will provide you full detailed information regarding coverage.** A portion of premium cost for single coverage will be covered by the company with additional dependent coverage available at a cost as outlined in provided documentation.

As a senior level executive, you will also receive Armada Care Executive Health benefits, for yourself and your family, at no cost to you when you enroll in the High Plan.

© 2017 by The ONE Group, LLC

Company offers short term and long term disability at 60% of base salary up to a $1,500.00 weekly maximum on short term disability and up to $10,000.00 maximum on long term disability.

After ninety days of employment, employee can enroll in the Company’s 401k plan.

**Note: The ONE Group’s human resources representatives as well as insurance representatives are available to explain and answer any questions regarding the details of coverage.

Vacation:	Vacation is accrued at 3.077 hours per pay period, which is equivalent to four weeks on an annual basis.

Personal/Sick Days:	Personal/Sick days are allotted at 5 each calendar year.

Expenses:	Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form.

Severance:	In the event that a change of control occurs prior to the end of the 6 month term, you will be paid the full term and the restricted shares will vest on a sale or change of control of the company. Payment will be in a lump sum upon termination or in regular pay periods over the six months.

In the event that you terminated for other than cause then the term will be paid in full, but the restricted shares will be cancelled. Payment will be in a lump sum upon termination or in regular pay periods over the six months.

In the event that the contract term expires and you are no longer involved in the company, but have worked on a transaction with a buyer that materializes after you have left the shares will vest on a sale or change of control with that buyer.

In the event that you cease to work with the company for cause (ie. violence, theft, fraudulent activities, harassment, etc.), the term of the agreement will cease at that point and the restricted shares will be cancelled.

Non-Solicitation:	You will need to sign a standard non-solicitation agreement.

© 2017 by The ONE Group, LLC

Linda, we are extremely excited to have you join The ONE Group team as we grow the organization.

Your offer is contingent upon satisfactory completion of a background check and The ONE Group’s standard public company director/officer questionnaire. We are confident of the positive impact you will make. If the terms described above are acceptable, please sign below, return the original to me, and keep a copy for your records. We look forward to working closely with you.

This offer is not intended to be a contractual obligation to hire the individual indicated herein other than as an Employee-at-will. The company is not extending an employment agreement to the prospective to employee, and if employed, the employee may be terminated at will and without further obligation other than that as required pursuant to law.

Very truly yours,

/s/ Jonathan Segal

Jonathan Segal

Chief Executive Officer

The ONE Group

AGREED AND ACCEPTED:

/s/ Linda Siluk	May 15, 2017
Linda Siluk	Date

© 2017 by The ONE Group, LLC